EXHIBIT 99.1

Press Release Dated April 16, 2003

April 16, 2003

CONTACT:	William F. Richmond
Senior Vice President and Chief Financial Officer
423-787-1211

GREENE COUNTY BANCSHARES ANNOUNCES HIGHER FIRST QUARTER EARNINGS, CONTINUED GROWTH IN ASSETS, DEPOSITS AND SHAREHOLDERS’ EQUITY

GREENEVILLE, Tenn. (April 16, 2003) — Greene County Bancshares, Inc. (NASDAQ/NM: GCBS) today announced higher earnings for the first quarter ended March 31, 2003, compared with the first quarter of 2002.  Other highlights of the quarter included ongoing growth in the Company’s asset base, increasing deposits to support that growth, and higher shareholders’ equity for the period, all versus amounts reported at December 31, 2002.

                For the first quarter of 2003, net income increased 2% to $2,618,000 from $2,569,000 in the same period last year.  On a diluted per share basis, earnings for the first quarter of 2003 totaled $0.38, unchanged from the same period in 2002.  Net interest income after provision for loan losses rose 2% to $8,679,000 in the first quarter of 2003 from $8,507,000 in the same period last year.

                Commenting on the first quarter results, Stan Puckett, Chairman and Chief Executive Officer, said, “With higher earnings and continued growth in our business, Greene County Bancshares has posted a good start to the new year.  Our loan portfolio has continued to show modest growth, reflecting underlying loan demand that has held up reasonably well considering the current economic and political uncertainties that have adversely affected consumer sentiment.  This loan growth, in turn, has helped offset to some extent the downward pressure on our net interest margins caused by low interest rate levels.  On the other side of the ledger, we also are pleased to note that our deposits have increased in step with the trends in our loan portfolio, providing the funding needed to support our growth.

                “Even though we were able to exceed earnings generated in the first quarter of last year, and match the Company’s per share performance in the year-earlier period, we know that we continue to confront challenging economic and interest rate environments,” Puckett continued.  “These pressures constrained our growth somewhat during the first quarter, affected our returns on assets and equity, and resulted in a decline in certain asset quality ratios.  While we cannot predict the course of events over the remainder of the year, including whether there may be further deterioration in the economy that could have a related impact on our loan quality, we nevertheless believe that the Company’s solid performance in this opening quarter of the year keeps Greene County Bancshares well positioned for another successful year in 2003.”

                During the first quarter of 2003, the Company’s total assets increased 1% to $905,891,000 from $899,396,000 at December 31, 2002.  Net loans increased 2% to $754,178,000 at March 31, 2003, from $737,671,000 at December 31, 2002.  Deposits increased 4% to $751,234,000 at March 31, 2003, from $719,323,000 at year-end 2002.  Total shareholders’ equity increased 3% to $76,474,000 at March 31, 2003, from $74,595,000 at end of 2002.

                Annualized return on average shareholders’ equity was 13.70% for the first quarter ended March 31, 2003, and 14.59% for the year-earlier period.  Return on average total assets was 1.19% for the first quarter ended March 31, 2003, versus 1.22% for the prior-year period.  The ratio of non-performing assets to total assets was 1.50% at March 31, 2003, compared with 1.48% at December 31, 2002, and 0.79% a year ago.

                This news release may contain forward–looking statements regarding Greene County Bancshares, Inc.  All forward–looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward–looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward–looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.

                Greene County Bancshares, Inc., with total assets of approximately $906 million, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee.  Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee, one branch in Western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia.  Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President’s Trust, and in the City of Bristol, Virginia as First Bristol Loans.  In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

Unaudited Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2003	2002
Interest income	$14,000	$14,922
Interest expense	4,195	5,108
Net interest income	9,805	9,814
Provision for loan losses	1,126	1,307
Net interest income after provision for loan losses	8,679	8,507
Noninterest income	2,724	2,587
Noninterest expense	7,232	7,035
Income before income taxes	4,171	4,059
Income taxes	1,553	1,490
Net income	$2,618	$2,569

Earnings per share:
Basic	$0.38	$0.38
Diluted	$0.38	$0.38

Weighted average shares:
Basic	6,821	6,819
Diluted	6,880	6,842

Dividends declared per share	$0.12	$0.12

	March 31,	Dec 31,
	2003	2002
Total assets	$905,891	$899,396
Cash and cash equivalents	56,399	62,959
Investment securities	37,841	38,514
Loans, net	754,178	737,671
Deposits	751,234	719,323
Shareholders’ equity	76,474	74,595
Book value per share	11.21	10.94
Tangible book value per share	10.81	10.53

Unaudited financial statements for the first quarter ended March 31, 2003 and 2002, along with related information, are available on the Company’s website at www.mybankconnection.com under Investor Relations/News.